Exhibit 99.1

NEWS RELEASE

Superior Uniform Group, Inc.
An American Stock Exchange Listed Company
10055 Seminole Boulevard
Seminole, Florida 33772-2539
Telephone (727) 397-9611
Fax (727) 803-9623

Contact: Andrew D. Demott, Jr., CFO	FOR IMMEDIATE RELEASE
(727) 803-7135

SUPERIOR UNIFORM GROUP ANNOUNCES EARNINGS

FOR THE QUARTER ENDED SEPTEMBER 30, 2004

SEMINOLE, Florida - October 25, 2004 - Superior Uniform Group, Inc. (AMEX: SGC), manufacturer of uniforms, career apparel and accessories, today announced that for the third quarter ended September 30, 2004, sales were $36,960,340 compared with 2003 third quarter sales of $36,016,237. Net income was $1,803,113 or $.24 per common share (diluted), compared with net income of $1,989,887 or $.27 per common share (diluted) in the 2003 third quarter.

For the nine months ended September 30, 2004, sales were $106,125,651, compared with sales of $102,559,641 in the nine months ended September 30, 2003. Net earnings for the nine months ended September 30, 2004 were $4,210,914 or $.55 per common share (diluted) versus net earnings of $3,899,138 or $.53 per common share (diluted) in the first nine months of 2003.

Michael Benstock, Chief Executive Officer, commented: “The increase in revenues for the quarter resulted from the first quarter acquisition of UniVogue and increasing revenues from new national accounts landed over the previous year, offset by continued soft demand from our existing customer base. Earnings for the quarter continued to be negatively impacted by the costs associated with our efforts to prepare for compliance with Section 404 of the Sarbanes-Oxley Act. We incurred an additional $272,000 in pre-tax costs for outside consultants to assist in this process during the third quarter of 2004. While this phase of the project is now winding down, we will continue to incur increased costs in this area. We are optimistic that the investments we have made, and will continue to make, in our sales and marketing management team over the previous year will begin to show positive results in our sales and earnings as the economy improves.”

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Superior Uniform Group, through its marketing brands – Fashion Seal®, Fashion Seal Healthcare™ Martin’s®, Empire®, Fashion Seal Hospitality™, Worklon®, Universal®, Sope Creek® and UniVogue™ – manufactures and sells a wide range of uniforms, corporate I.D., career apparel and accessories for the hospital and healthcare fields; hotels; fast food and other restaurants; and public safety, industrial, transportation and commercial markets, as well as corporate and resort embroidered sportswear.

Statements contained in this press release which are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation those identified in the Company’s SEC filings, which could cause actual results to differ from those projected.

Comparative figures are as follows:

SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,
	2004	2003
Net sales	$36,960,340	$36,016,237

Costs and expenses:
Cost of goods sold	24,509,825	23,706,890
Selling and administrative expenses	9,530,370	9,076,648
Interest expense	157,032	172,812

	34,197,227	32,956,350

Earnings before taxes on income	2,763,113	3,059,887
Taxes on income	960,000	1,070,000

Net earnings	$1,803,113	$1,989,887

Weighted average number of shares outstanding during the period	7,464,850 Shs.	7,225,470 Shs.
(Basic)
(Diluted)	7,592,817 Shs.	7,407,808 Shs.
Basic net earnings per common share	$0.24	$0.28

Diluted net earnings per common share	$0.24	$0.27

Dividends per common share	$0.135	$0.135

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SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

(Continued)

(Unaudited)

	Nine Months Ended September 30,
	2004	2003
Net sales	$106,125,651	$102,559,641

Costs and expenses:
Cost of goods sold	70,877,302	67,708,746
Selling and administrative expenses	28,325,765	28,317,186
Interest expense	471,670	524,571

	99,674,737	96,550,503

Earnings before taxes on income	6,450,914	6,009,138
Taxes on income	2,240,000	2,110,000

Net earnings	$4,210,914	$3,899,138

Weighted average number of shares outstanding during the period
(Basic)	7,434,006 Shs.	7,171,451 Shs.
(Diluted)	7,605,264 Shs.	7,298,633 Shs.

Basic net earnings per common share	$0.57	$0.54

Diluted net earnings per common share	$0.55	$0.53

Dividends per common share	$0.405	$0.405

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SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS
(Unaudited)
	September 30, 2004	September 30, 2003
CURRENT ASSETS:
Cash and cash equivalents	$4,366,795	$13,639,339
Accounts receivable and other current assets	30,316,483	24,084,048
Inventories	40,196,662	37,007,165

TOTAL CURRENT ASSETS	74,879,940	74,730,552

PROPERTY, PLANT AND EQUIPMENT, NET	22,477,591	18,462,546
GOODWILL	1,615,512	741,929
OTHER INTANGIBLE ASSETS	1,567,878	—
OTHER ASSETS	6,405,527	5,709,611

	$106,946,448	$99,644,638

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$8,549,358	$4,269,996
Accrued expenses	3,122,189	4,897,261
Current portion of long-term debt	1,466,328	1,160,523

TOTAL CURRENT LIABILITIES	13,137,875	10,327,780

LONG-TERM DEBT	6,093,047	6,569,046
DEFERRED INCOME TAXES	365,000	115,000
SHAREHOLDERS’ EQUITY:
Preferred stock, $1 par value - authorized 300,000 shares (none issued)	—	—
Common stock, $.001 par value - authorized 50,000,000 shares; issued and outstanding 7,465,712 and 7,282,362, respectively	7,466	7,282
Additional paid-in capital	14,800,962	12,326,136
Retained earnings	72,962,098	71,071,394
Cumulative Comprehensive Loss	(420,000)	(772,000)

TOTAL SHAREHOLDERS’ EQUITY	87,350,526	82,632,812

	$106,946,448	$99,644,638